Exhibit 99.3

June 29, 2007

Board of Directors

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Re:	Initially Filed Registration Statement on Form S-4 of Hologic, Inc., filed June 29, 2007.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 20, 2007, with respect to the fairness from a financial point of view to Hologic, Inc. (the “Company”) of the Consideration (as defined therein) in the aggregate to be paid by the Company in respect of each share of the common stock, par value $0.01 per share, of Cytyc Corporation (“Cytyc”) pursuant to the Agreement and Plan of Merger, dated as of May 20, 2007, among the Company, Nor’easter Corp., a wholly owned subsidiary of the Company, and Cytyc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—The Merger—Opinions of Financial Advisors—Hologic”, “The Merger—Hologic Reasons for the Merger”, “The Merger—Background of the Merger”,

Board of Directors

Hologic, Inc.

June 29, 2007

Page Two

“The Merger—Opinions of Financial Advisors to the Hologic Board of Directors” and “Unaudited Pro Forma Condensed Combined Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)